McorpCX Appoints Two Additional Board Members, and New Corporate Officers

San Francisco, CA, November 23 2015 -- Customer experience solutions company McorpCX Inc. (OTCQB:MCCX) today announced the appointment of two new members to its Board of Directors, and two new corporate officers.

The McorpCX Board of Directors will be joined by Daniel Carlson and Hugh Rogers, each of whom bring significant experience serving as directors and senior executives for publicly traded and privately held companies in the technology sector, among others.

"This is an exciting time," said Michael Hinshaw, President and CEO of McorpCX. "We're working hard to expand our business and continue our transition to an insights- and software-driven sales and marketing organization. A key aspect of this transition continues to be the quality and expertise of our team. As a result, I'm exceedingly pleased to welcome Mr. Carlson and Mr. Rogers to our Board of Directors. Each of them brings a wealth of relevant experience, and I'm looking forward to working with them both as we continue to grow." Mr. Hinshaw concluded.

An active advisor and corporate strategist, Mr. Carlson has been a member of the Board of Directors of Texas-based Quantum Materials Corp. since September 2015. A publicly traded nanotechnology company, Quantum specializes in the design, development, production and supply of high-heat resistant quantum dots. Mr. Carlson has also served as CFO for LIFE Power & Fuels, and as CFO for American Sands Energy Corp. With extensive expertise in corporate finance and PIPE offerings, he was previously Managing Director and Head of Institutional Sales for Primary LLC, and managed over $200M at BayStar Capital where he was Head of Trading & Risk Management and an active PIPE investor.

As an entrepreneur and lawyer, Mr. Rogers has extensive experience in venture capital and corporate reorganizations. He is currently a director and CEO of Coronado Resources Ltd., a junior power generation and retail company with natural gas co-generation and hydroelectric power production in New Zealand. In addition, he is also the VP Corporate Finance for 3D Signatures Inc., a private Canadian biotechnology company with a highly accurate digital platform for personalized diagnostics and prognostics for cancer and neurodegenerative disorders. Previously corporate counsel for Zimtu Capital Corp., Mr. Rogers is also an active member of The Law Society of British Columbia.

The Company's Board of Directors now includes Michael Hinshaw, Ashley Garnot, Daniel Carlson and Hugh Rogers.

In addition, the Company has expanded its executive management team with the appointment of finance executive Mr. Barry MacNeil to the position of CFO, and Mr. Giuseppe (Pino) Perone as Secretary.
Mr. MacNeil brings over 20 years of accounting experience in public and private practice to McorpCX. He has worked as a corporate accountant for a group of companies involved in sales and services of mining equipment to the international mining industry and a lumber company with export sales to Japan, Europe and Australia, and has been a director and officer of certain public companies operating in the resource industry sector, including Trans-Orient Petroleum Ltd. He is also currently CFO of Coronado Resources, and acts as Corporate Controller for TAG Oil Ltd.
Mr. Perone is practicing as an in-house corporate lawyer with international experience in a wide variety of transactions including financings, mergers and acquisitions. Mr. Perone also oversees the compliance and corporate governance for several public and private companies, while representing them in corporate, commercial and regulatory matters. He currently acts as Secretary and General Counsel of TAG Oil, and is the Secretary of Coronado Resources.  Previously with the law firm of Lang Michener LLP (now McMillan LLP) in Vancouver, British Columbia, Mr. Perone is also an active member of the Law Society of British Columbia.

About McorpCX
McorpCX is a leading customer experience services company delivering consulting and technology solutions to customer-centric organizations since 2002. Touchpoint Mapping® - our signature product and approach to quantifying customer experience - has driven significant business results for some of the world's leading companies, automatically mapping the complex, cross-channel maze of touchpoints that drive customer experience. A pioneer in the fast-growing customer experience services and technology sector, our proprietary approach and cloud-based software deliver actionable data and on-demand "Voice-of-the-Customer" insights to dramatically improve customer experience, brand position, customer and employee satisfaction, loyalty and engagement for leaders in financial services, retail, technology, consumer products, and other industries.
Online at: http://mcorp.cx/ and http://www.investors.touchpointmetrics.com/
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